Exhibit 15.2

January 4, 2018

Aetna Inc.

Hartford, Connecticut

Re: Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by CVS Health Corporation

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 2, 2017, August 3, 2017, and October 31, 2017 related to our review of interim financial information of Aetna Inc.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Hartford, Connecticut